Exhibit 26(n)(i)

Written Consent of Paul Standish, Esq.

TOLIC Letterhead

April 12, 2007

Board of Directors

Western Reserve Life Assurance Co. of Ohio

WRL Series Life Account G

570 Carillon Parkway

St. Petersburg, Florida 33716

RE:	WRL Series Life Account G
WRL Benefactor
File No. 333-135803/811-21929

To The Board of Directors:

             I hereby consent to the use of my name under the caption “Legal Matters” in the Statement of Additional Information for WRL Benefactor contained in Post-Effective Amendment No. 1 to the Registration Statement on Form N-6 (File No. 333-135803/811-21929) of the WRL Series Life Account G filed by Western Reserve Life Assurance Co. of Ohio with the Securities and Exchange Commission.

Very truly yours,

TRANSAMERICA OCCIDENTAL LIFE INSURANCE COMPANY

By:	/s/ Paul Standish
Paul Standish
Second Vice President and Assistant General Counsel